Exhibit 99.1

BROCADE CONTACTS
Media Relations	Media Relations	Investor Relations
Leslie Davis	Michelle Leach	Shirley Stacy
Tel: 408-333-5260	Tel: 408.333.5319	Tel: 408.333.5752
lmdavis@brocade.com	mleach@brocade.com	sstacy@brocade.com

BROCADE TO DELAY FILING OF FORM 10-Q

SAN JOSE, Calif. — June 8, 2005 — Brocade Communications Systems, Inc. (Brocade®) (Nasdaq: BRCD) today announced that the Company is delaying the filing of its Form 10-Q for its second fiscal quarter ended April 30, 2005, which is due Thursday, June 9, 2005. The Company will file a Form 12b-25 with the Securities and Exchange Commission on Friday, June 10. The Company plans to file its Form 10-Q as soon as practicable but does not currently expect that it will be able to file within the five day extension period provided for under Rule 12b-25.

As previously announced, Brocade’s Audit Committee has been performing an independent review of the Company’s stock option accounting regarding leaves of absence from 2001 through 2004. The Company is working diligently to complete and file its amended Form 10-K for the fiscal year ended October 29, 2004, along with the restatement of its financial statements for prior fiscal years. However, until the Audit Committee review is completed, the Company is unable to prepare and file its Form 10-Q for the second fiscal quarter ended April 30, 2005 and the amended 2004 Form 10-K.

On May 16, 2005, Brocade announced that it had concluded that it could not rely on the documentation used to support the recorded measurement dates for stock options granted in August 2003 through November 2004. In addition, the Company also determined that from 2001 through 2004, it had not appropriately accounted for the cost of stock based compensation for certain employees on leaves of absences (LOA) and in transition roles prior to ceasing employment with Brocade. As a result, the Company is restating its financial statements for the fiscal years ending 2002 through 2004 to record

Brocade Communications Systems, Inc.
1745 Technology Dr. San Jose, CA 95110
T 408.333.8000 F 408.333.8101
www.brocade.com

Brocade To Delay Filing of Form 10-Q	PAGE 2

additional charges for stock-based compensation expense. The Company expects related adjustments will be made to the Company’s financial information for fiscal 2001, as necessary.

About Brocade Communications Systems, Inc.
Brocade delivers the industry’s leading platforms and solutions for intelligently connecting, managing, and optimizing IT resources in shared storage environments. The world’s premier systems, server, and storage providers offer the Brocade SilkWorm family of fabric switches and software as the foundation for SAN solutions in organizations of all sizes. In addition, the Brocade Tapestry™ family of application infrastructure solutions extends the ability to proactively manage and optimize application and information resources across the enterprise. Using Brocade solutions, organizations are better positioned to reduce cost, manage complexity, and satisfy business compliance requirements through optimized use and management of their application infrastructures. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under federal securities laws. This includes statements regarding the timing of the Form 10-Q for the second fiscal quarter of 2005 and the nature and scope of Brocade’s restatement of its financial statements. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, additional information or actions resulting from the continued review by the Company’s Audit Committee and its outside counsel and accounting advisors, as well as the review and audit by the Company’s independent auditor of the restated financial statements; as well as other risks more fully described in the “Risk Factors” section in Brocade’s quarterly report on Form 10-Q for the quarterly period ended January 29, 2005.

###

Brocade, the Brocade B weave logo, Fabric OS, Secure Fabric OS, and SilkWorm are registered trademarks and Tapestry is a trademark of Brocade Communications Systems, Inc., in the United States and/or in other countries. FICON is a registered trademark of IBM Corporation in the U.S. and other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.